Exhibit 10.11

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (this “Agreement”), dated as of January 12, 2010, is made by and among Luna Innovations Incorporated, a Delaware corporation (“LII”), Luna Technologies, Inc., a Delaware corporation (“LTI”, and, together with LII, individually as a “Debtor” and collectively as “Debtors”) and Hansen Medical, Inc., a Delaware corporation (“Secured Party”).

For valuable consideration, the receipt and adequacy of which is hereby acknowledged, each Debtor and Secured Party hereby agree as follows:

1. Definitions; Interpretation.

(a) All capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Note.

(b) As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” has the same meaning as “affiliate” under Title XI of the United States Code.

“Amended Plan of Reorganization” means the Debtors’ joint Chapter 11 plan of reorganization, as amended, in their respective Chapter 11 cases pending in the Western District of Virginia.

“Collateral” has the meaning set forth in Section 2.

“Collateral Documents” means this Agreement, the Note, the Patent and Trademark Security Agreement, copyright or other security agreements related to the Intellectual Property, and any control agreements delivered to Secured Party under the Note.

“Confirmation Order” means the order of the Western District of Virginia in Debtors’ Chapter 11 case confirming the Amended Plan of Reorganization.

“Event of Default” has the meaning set forth in Section 8.

“Intellectual Property” has the meaning set forth in Section 2.

“Intuitive” means Intuitive Surgical, Inc., the owner of and licensee of certain intellectual property relating to the medical robotics field.

“Intuitive Development and Supply Agreement” means the Development and Supply Agreement between Intuitive and LII, dated June 11, 2007, and the Amended Development and Supply Agreement between Intuitive and LII dated January 12, 2010.

“Intuitive IP Rights” means the intellectual property rights owned by Intuitive or Intuitive confidential or proprietary information provided to the Debtor pursuant to the Intuitive Development and Supply Agreement and/or other license agreements.

“IP Proceeds” or “Proceeds” has the meaning set forth in Section 2.

“Note” means that certain Secured Promissory Note dated January 12, 2010 made by Debtors in favor of Secured Party, as amended, modified, renewed, extended or replaced from time to time.

“Obligations” means the indebtedness, payment liabilities and other payment obligations of each Debtor to Secured Party under or in connection with this Agreement and the other Collateral Documents, including, without limitation, all unpaid principal of the Note, all interest accrued thereon, all claims, fees and all other amounts payable by each Debtor to Secured Party thereunder or in connection therewith, whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including interest that accrues after the commencement by or against any Debtor of any bankruptcy or insolvency proceeding naming such Person as the debtor in such proceeding, including without limitation all rights and claims in connection with each Amended Plan of Reorganization and the Confirmation Order entered by the Bankruptcy Court for the Western District of Virginia in the Debtors’ Chapter 11 cases pending therein.

“Partnership and LLC Collateral” has the meaning set forth in Section 5.

“Patent and Trademark Security Agreement” means that certain Patent and Trademark Security Agreement dated January 12, 2010 made by each Debtor in favor of Secured Party, as amended, modified, renewed, extended or replaced from time to time.

“Pledged Collateral” means each Debtor’s (i) investment property, (ii) the stock or other equity interests in any Subsidiary of other Affiliates, and (iii) Partnership and LLC Collateral, including any ownership interests in any Subsidiaries of Debtor.

“Pledged Collateral Agreements” means any shareholders agreement, operating agreement, partnership agreement, voting trust, proxy agreement or other agreement or understanding with respect to any Pledged Collateral.

“Settlement Documents” means the “Hansen Settlement Documents” to which the Secured Party is a party as described in each Amended Plan of Reorganization.

“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of Delaware.

(a) Where applicable and except as otherwise defined herein, terms used in this Agreement shall have the meanings assigned to them in the UCC and in the Bankruptcy Code, including in the latter case, the definitions of “claim,” “transfer” and “interest”.

(b) In this Agreement, (i) the meaning of defined terms shall be equally applicable to both the singular and plural forms of the terms defined; and (ii) the captions and headings are for convenience of reference only and shall not affect the construction of this Agreement.

2. Security Interest.

(a) As security for the payment and performance of the Obligations, each Debtor hereby grants to Secured Party a first-priority security interest (subject to Section 22) in all of such Debtor’s right, title and interest in, to and under all of its personal property, wherever located and whether now existing or owned or hereafter acquired or arising, including all accounts, chattel paper, commercial tort claims, payment intangibles, deposit accounts, documents, equipment (including all fixtures), general intangibles, instruments, inventory, investment property, letter-of-credit rights, other goods, money and all products, accessions, proceeds and supporting obligations of any and all of the foregoing (collectively, the “Collateral”).

(b) The Collateral includes, without limitation, the following property (the “Intellectual Property”) of the Debtors at any time, whether now existing or hereafter arising, (i) all patents, trademarks, trade secrets, copyrights, software, mask works, know-how, inventions, and other general intangibles of every kind besides payment intangibles and those that do not relate to inventions, ideas, business methods, scientific discoveries, or other things characterized in any business or legal context as “intellectual property”, together with all improvements, enhancements, additions or accessions thereto; (ii) all applications or registrations therefor or relating thereto, all government-approvals, permits or rights therefor, relating thereto or associated therewith, and all amendments or supplements thereto; (iii) all drawings, samples, embodiments, code, physical manifestations of or relating to or describing, creating or evidencing any of the foregoing, together with all books and records relating thereto; (iv) all licenses, sublicenses, other rights or defenses, and other contracts or obligations at law or in equity constituting or relating to any Intellectual Property, including all agreements signed by any third party protecting, promising or otherwise assuring confidentiality, nondisclosure, nonuse or non-reverse engineering or decompiling or other misuse of any Intellectual Property; (v) all contracts or obligations of employees, consultants or other persons or entities to assign or transfer to or otherwise share with a Debtor any Intellectual Property or otherwise regulate their conduct with respect to any Intellectual Property; and (vi) all rights and claims of either Debtor to ownership or other interests in any asset claimed to be owned or controlled by a third party, but which such Debtor contends to be its Intellectual Property.

With reference to the “Intellectual Property”, the following part of the Collateral, whether now existing or hereafter acquired, are called “Proceeds” herein:

(i) all payment intangibles and other general intangibles consisting of commercial tort claims or other claims or causes of action for infringement, misappropriation, conversion, misuse or other torts of wrongful conduct by any person or entity with respect to any Intellectual Property;

(ii) all royalties, general intangibles, letters of credit rights, instruments, chattel paper and other rights to payment and proceeds of every kind arising from or relating to any Intellectual Property or to any other Proceeds of Intellectual Property;

(iii) any breach of contract or other legal or equitable relief relating to any Intellectual Property, including any breach of any contract for confidentiality, nonuse, nondisclosure, not to reverse engineer or decompile or otherwise regulate the handling or dealing with any Intellectual Property;

(iv) any rights to indemnification, defense or reimbursements for or against third party claims alleging infringement or other wrongs by or relating to any Intellectual Property; and

(v) any other rights, claims or defenses that would exist in favor of a purchaser of any Intellectual Property, if there were a transfer, whether constituting general intangibles, payment intangibles, accounts, commercial torts, or otherwise.

(c) Anything herein to the contrary notwithstanding, (i) each Debtor shall remain liable under any Pledged Collateral Agreements and any other contracts, agreements and other documents included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by Secured Party of any of the rights hereunder shall not release any Debtor from any of its duties or obligations under any Pledged Collateral Agreements or other such contracts, agreements and other documents, and (iii) Secured Party shall not have any obligation or liability under any Pledged Collateral Agreements or other such contracts, agreements and other documents solely by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Debtor thereunder or to take any action to collect or enforce any Pledged Collateral Agreements or other such contract, agreement or other document.

(d) Anything herein to the contrary notwithstanding, in no event shall the Collateral include, and no Debtor shall be deemed to have granted a security interest in, any of a Debtor’s right, title or interest in any of the outstanding voting capital stock or other ownership interests of a Controlled Foreign Corporation (as defined below) in excess of 65% of the voting power of all classes of capital stock or other ownership interests of such Controlled Foreign Corporation entitled to vote; provided that (i) immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock or other ownership interests in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the applicable Debtor shall be deemed to have granted a security interest in, such greater percentage of capital stock or other ownership interests of each Controlled Foreign Corporation; and (ii) if no adverse tax consequences to such Debtor shall arise or exist in connection with the pledge of any Controlled Foreign Corporation, the Collateral shall include, and such Debtor shall be deemed to have granted a security interest in, such Controlled Foreign Corporation. As used herein, “Controlled Foreign Corporation” shall mean a “controlled foreign corporation” as defined in the Internal Revenue Code.

(e) Anything herein to the contrary notwithstanding, Secured Party acknowledges that Intuitive has denied LII the right to encumber, assign or grant a security interest in, any of a Debtor’s right, title or interest in the Intuitive Development and Supply Agreement or any of the Intuitive IP Rights, except that the Debtors have arranged for Intuitive to accept the effect of UCC Sections 9406 and 9408 as allowing such security interests to the extent of the payment intangibles, accounts and other Proceeds arising from or under any such contract or rights of the Debtors, and Secured Party retains its security interests in such payment intangibles, accounts and Proceeds of or from such Intuitive IP Rights. For clarity, Secured Party understands that it steps into such Debtor’s shoes only to collect such payment intangibles, accounts and Proceeds from Intuitive as a secured party, but Secured Part does not succeed to such Debtor’s role as a licensee or party to the contract or license with Intuitive.

(f) Secured Party agrees that, notwithstanding the terms of any account control agreements, while no Event of Default exists, (i) Debtor (A) shall have any and all rights to exert control over any deposit or securities accounts subject to such deposit account control agreements, and (B) shall control in all respects the assets and proceeds in such deposit accounts, including each Debtor’s ability to withdraw from, or otherwise direct the disposition of funds from, deposit accounts for the payment of such Debtor’s obligations to third parties as they become due and payable, and including each Debtor’s ability to withdraw from, designate investments in, or otherwise direct activities in its securities accounts, and (ii) Secured Party shall not send a “Notice of Exclusive Control” (or similar notice pursuant to which Secured Party purports to exert control over any deposit or securities account of Debtor) to the applicable bank, broker or other securities intermediary party to an account control agreement.

(g) This Agreement shall create a continuing security interest in the Collateral which shall remain in effect until terminated in accordance with Section 19 hereof.

3. Financing Statements and Other Action.

(a) Each Debtor hereby authorizes Secured Party to file at any time and from time to time any financing statements describing the Collateral, and each Debtor shall execute and deliver to Secured Party, and each Debtor hereby authorizes Secured Party to file (with or without such Debtor’s signature), at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, termination statements, account control agreements, and other documents and instruments, in form reasonably satisfactory to Secured Party, as Secured Party may reasonably request, to perfect and continue perfected, maintain the priority of or provide notice of the security interest of Secured Party in the Collateral and to accomplish the purposes of this Agreement.

(b) Each Debtor will cooperate with Secured Party in obtaining control (as defined in the UCC) of Collateral consisting of deposit accounts, investment property, letter of credit rights and electronic chatter paper.

(c) Each Debtor will join with Secured Party in notifying any third party who has possession of any Collateral of Secured Party’s security interest therein and obtaining an acknowledgment from the third party that it is holding the Collateral for the benefit of Secured Party.

(d) Upon request of Secured Party, each Debtor shall cause any securities intermediaries of Debtor or any of its Subsidiaries to show on their books that Secured Party is the entitlement holder with respect to any Pledged Collateral.

(e) Each Debtor will not create any chattel paper without placing a legend on the chattel paper reasonably acceptable to Secured Party indicating that Secured Party has a security interest in the chattel paper.

4. Representations and Warranties. Each Debtor represents and warrants to Secured Party that:

(a) Such Debtor is duly organized, validly existing and in good standing under the law of Delaware and has all requisite corporate power and corporate authority to execute, deliver and perform its obligations under the Collateral Documents. Such Debtor is qualified to do business in each jurisdiction where such qualification is required, except as would not have a Material Adverse Effect.

(b) The execution, delivery and performance by such Debtor of the Collateral Documents have been duly authorized by all necessary action of such Debtor, and the Collateral Documents constitute the legal, valid and binding obligations of Debtor, enforceable against such Debtor in accordance with its terms, subject to approval of the Amended Plan of Reorganization and do not and will not (i) contravene the terms of the Amended Plan of Reorganization or the Confirmation Order or the articles or certificate of incorporation, or bylaws, or other applicable organizational documents, of Debtor, or result in a breach of or constitute a default under any material lease, instrument, contract or other agreement to which Debtor is a party or by which it or its properties may be bound or affected; or (ii) violate any provision of any law, rule, regulation, order, judgment, decree or the like binding on or affecting Debtor.

(c) No authorization, consent, approval, license, exemption of, or filing or registration with, any governmental authority or agency, or approval or consent of any other Person, is required for the due execution, delivery or performance by such Debtor of the Collateral Documents, except for any filings necessary to perfect any Liens on any Collateral, and subject to approval of the Amended Plan of Reorganization.

(d) Such Debtor’s principal place of business (as of the date of this Agreement) is located at the address set forth in Schedule 1; such Debtor’s jurisdiction of organization and organizational identification number are set forth in Schedule 1; such Debtor’s exact legal name is as set forth in the first paragraph of this Agreement, and has not been changed in the preceding five years; and all other locations where such Debtor conducts business or material Collateral is kept (as of the date of this Agreement) are set forth in Schedule 2.

(e) Such Debtor has rights in or the power to transfer the Collateral, free from any Lien other than Permitted Liens.

(f) All of such Debtor’s U.S. and foreign patents and patent applications, copyrights (whether or not registered), applications for copyright, trademarks, service marks and trade names (whether registered or unregistered), and applications for registration of such trademarks, service marks and trade names, are set forth in Schedule 2.

(g) Such Debtor is not and will not become a lessee under any real property lease or other agreement governing the location of Collateral at the premises of another Person pursuant to which the lessor or such other Person may obtain any ownership or possessory rights in any of the Collateral without obtaining a waiver of such Person’s rights in the Collateral, and no such lease or other such agreement now prohibits, restrains, impairs or will prohibit, restrain or impair such Debtor’s right to remove any Collateral from the premises at which such Collateral is situated, except for the usual and customary restrictions contained in such leases of real property.

(h) No control agreements exist with respect to any Collateral other than control agreements in favor of Secured Party.

(i) Such Debtor does not have or hold any chattel paper, letter-of-credit rights in excess of $100,000 or material commercial tort claims subject to pending litigation except as disclosed to Secured Party.

(j) The names and addresses of all financial institutions and other Persons at which such Debtor maintains its deposit and securities accounts, and the account numbers and account names of such accounts, are set forth in Schedule 1.

(k) Schedule 3 lists such Debtor’s ownership interests in each of its Subsidiaries as of the date hereof.

(l) Such Debtor is and will be the legal record and beneficial owner of all Pledged Collateral, and has and will have good and marketable title thereto.

(m) Except as disclosed in writing to Secured Party, there are no Pledged Collateral Agreements which affect or relate to the voting or giving of written consents with respect to any of the Pledged Collateral. Each Pledged Collateral Agreement contains the entire agreement between the parties thereto with respect to the subject matter thereof, has not been amended or modified, and is in full force and effect in accordance with its terms. To the best knowledge of such Debtor, there exists no material violation or material default under any Pledged Collateral Agreement by such Debtor or the other parties thereto. Such Debtor has not knowingly waived or released any of its material rights under or otherwise consented to a material departure from the terms and provisions of any Pledged Collateral Agreement.

5. Covenants. So long as any of the Obligations remain unsatisfied, each Debtor agrees that:

(a) It shall furnish to Secured Party, prompt notice after the Debtor has knowledge or becomes aware of the occurrence of any breach of this Agreement or a Collateral Agreement, or becomes aware of any other condition or event that has resulted, or that would reasonably be expected to result, in each case, in (i) a material adverse change in the business, results of operations or financial condition of the Debtor and its Subsidiaries taken as a whole or (ii) a material adverse effect on Secured Party’s Liens on the Collateral that results in a loss in value of at least $500,000, other than any condition, event, change, occurrence or development to the extent attributable to (A) any condition generally affecting (I) the industries in which the Debtor or any of its Subsidiaries participate that do not have a materially disproportionate effect (relative to other industry participants) on the Debtor and its Subsidiaries, (II) the U.S. economy as a whole, or (III) the capital markets generally, and (B) any action taken by the Debtor or any of its Subsidiaries in connection with this Agreement or the Collateral Documents (as defined in the Note) (each a “Material Adverse Effect”).

(b) So long as any amount payable by the Borrower under the Note shall remain unpaid or any Obligations remain outstanding, each Debtor agrees that it shall not, and with respect to paragraphs (i) through (iii) below, shall not permit any of its Subsidiaries to:

(i) Create, incur, assume or suffer to exist any Lien (as defined below) upon or with respect to, any of the Collateral, other than Liens in favor of the Lender, and any of the following (“Permitted Liens”): (i) the existing Liens as of the date hereof disclosed in writing to the Lender or incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by such existing Liens, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and which are adequately reserved for in accordance with GAAP; (iii) Liens of materialmen, mechanics, warehousemen, carriers or employees or other like Liens arising in the ordinary course of business and securing obligations either not delinquent or being contested in good faith by appropriate proceedings which are adequately reserved for in accordance with GAAP and which do not in the aggregate materially impair the use or value of the property or risk the loss or forfeiture of title thereto; (iv) Liens consisting of deposits or pledges to secure the payment of worker’s compensation, unemployment insurance or other social security benefits or obligations, or to secure the performance of bids, trade contracts, leases, public or statutory obligations, surety or appeal bonds or other obligations of a like nature incurred in the ordinary course of business (other than for Indebtedness or any Liens arising under ERISA); (v) easements, rights of way, servitudes or zoning or building restrictions and other minor encumbrances on real property and irregularities in the title to such property which do not in the aggregate materially impair the use or value of such property or risk the loss or forfeiture of title thereto; (vi) statutory landlord’s Liens under real estate leases to which any Debtor or any of its Subsidiaries is a party; (vii) Liens in favor of a Qualified Lender (as defined in the Security Agreement), and (viii) any other Liens on Collateral with a value of less than $250,000.

(ii) Sell, transfer, license, sublicense, lease, or otherwise dispose of, or part with control of (whether in one transaction or a series of transactions) assets with a value in excess of $250,000 individually or $500,000 in the aggregate (including any shares of stock in any Subsidiary or other Person) except in the ordinary course of business or for reasonable consideration.

(iii) Declare or pay any dividends in respect of any Debtor’s capital stock, or purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its shareholders as such, or make any distribution of assets to its shareholders as such, or permit any of its Subsidiaries to purchase, redeem, retire, or otherwise acquire for value any stock of any Debtor, except that a Debtor may (i) declare and deliver dividends and distributions payable only in common stock of such Debtor and (ii) purchase, redeem, retire, or otherwise acquire shares of its capital stock with the proceeds received from a substantially concurrent issue of new shares of its capital stock; except that such

Debtor may also repurchase stock owned by employees, directors and consultants of such Debtor under the terms of any employment, consulting or other stock restriction agreements at such time as any such employee, director or consultant dies or terminates his or her affiliation with such Debtor, provided that no Event of Default exists either immediately prior to or after giving effect to such repurchase, and provided further that the total amount paid in connection therewith by any Debtor does not exceed $100,000 in any calendar year.

(iv) Engage, directly or indirectly, or permit to exist any material transaction with any Affiliate of any Debtor, except for transactions that are in the ordinary course of such Debtor’s business, upon fair and reasonable terms that are no less favorable to such Debtor than would be obtained in an arm’s length transaction with a non-affiliated Person as demonstrated by clear and convincing evidence.

(v) Merge with or consolidate into any other Person, provided that a Subsidiary may merge into the Debtor so long as any security interests remain perfected.

As used herein, “GAAP” means generally accepted accounting principles in the United States as in effect from time to time; “Guarantor” means any guarantor hereof; “Guaranty” means any guaranty hereof provided by a Guarantor; “Indebtedness” means any indebtedness or obligation for borrowed money, the deferred purchase price of property or leases which would be capitalized in accordance with GAAP, any reimbursement and other payment obligations in respect of letters of credit and surety or performance bonds, and all net payment obligations in respect of derivative products; and any payment liability as a surety, guarantor, accommodation party or otherwise for or upon the indebtedness or obligation of any other Person of the nature described above; “Lien” means any mortgage, deed of trust, pledge, security interest, charge or real estate encumbrance, lien (statutory or other), or other similar preferential arrangement (such as, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing or any agreement to give any security interest); “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or any other entity of whatever nature, including any governmental agency or authority; and “Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof. Unless otherwise defined or the context otherwise requires, all accounting terms used herein shall be construed, and all accounting determinations and computations required hereunder shall be made, in accordance with GAAP, consistently applied.

(c) Such Debtor shall appear in and defend any action, suit or proceeding which may affect to a material extent its title to, or right or interest in, or Secured Party’s right or interest in, the Collateral, and shall do and perform all commercially reasonable acts that may be necessary and appropriate to maintain, preserve and protect the Collateral where the failure to take the actions set forth in this Section 5(c) would reasonably likely result in a Material Adverse Effect.

(d) Such Debtor shall comply in all material respects with all laws, regulations and ordinances, and all policies of insurance, relating in a material way to the possession, operation, maintenance and control of the Collateral except to the extent failure to comply would not result in a Material Adverse Effect.

(e) Such Debtor shall give prompt written notice to Secured Party (and in any event not later than 30 days following any change described below in this subsection) of: (i) any change in the location of such Debtor’s chief executive office or principal place of business; (ii) any change in the locations set forth in Schedule 1 to the extent the value of the Collateral at such new location is in excess of $250,000 individually or $500,000 in the aggregate; (iii) any change in its name; (iv) any changes in its identity or structure in any manner which might make any financing statement filed hereunder incorrect or misleading; (v) any change in its registration as an organization (or any new such registration); or (vi) any change in its jurisdiction of organization; provided that such Debtor shall not locate any Collateral outside of the United States nor shall such Debtor change its jurisdiction of organization to a jurisdiction outside of the United States.

(f) Such Debtor shall carry and maintain in full force and effect, at its own expense and with financially sound and reputable insurance companies, insurance with respect to the Collateral in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in the same or similar businesses (including size) and owning similar properties in the localities where such Debtor operates. Insurance on the Collateral shall name Secured Party as additional insured and as loss payee. All insurance policies required under this subsection (f) shall provide that they shall not be terminated or cancelled by Debtor nor shall any such policy be materially changed by Debtor without at least 20 days’ prior written notice to such Debtor and Secured Party. Receipt of notice of termination or cancellation of any such insurance policies or reduction of coverages or amounts thereunder shall entitle Secured Party to renew any such policies, cause the coverages and amounts thereof to be maintained at levels required pursuant to the first sentence of this subsection (f) or otherwise to obtain similar insurance in place of such policies, in each case at the expense of such Debtor.

(g) Upon the occurrence and during the continuance of an Event of Default, all insurance policies shall provide that any losses payable thereunder be payable directly to Secured Party unless written authority to the contrary is obtained. Upon the occurrence and during the continuance of an Event of Default, in the event that such Debtor shall receive any proceeds of any insurance (other than in respect of third party liability insurance) it shall immediately cause such proceeds to be paid over to Secured Party. If the Collateral shall be materially damaged or destroyed, in whole or in part, by fire or other casualty, such Debtor shall give prompt notice thereof to Secured Party. Additionally, such Debtor shall in any event promptly give Secured Party notice of all reports made to insurance companies in respect of any claim in excess of $250,000. Upon the occurrence and during the continuance of an Event of Default, in its sole discretion Secured Party may apply all or any portion of such insurance proceeds to the payment of Obligations or may release all or any portion thereof to such Debtor.

(h) Such Debtor shall keep separate, accurate and complete books and records with respect to the Collateral, disclosing Secured Party’s security interest hereunder.

(i) Such Debtor shall not surrender or lose possession of (other than to Secured Party), sell, lease, rent, or otherwise dispose of or transfer any of the material Collateral or any right or interest therein, except in the ordinary course of business, as permitted in the Note or this Agreement (including, without limitation, Section 2(e)) or unless such Collateral is replaced by comparable Collateral of similar value; provided that no such disposition or transfer of Collateral consisting of Pledged Collateral shall be permitted while any Event of Default exists.

(j) Such Debtor shall keep the Collateral free of all Liens except Permitted Liens.

(k) Such Debtor shall pay and discharge all taxes, fees, assessments and governmental charges or levies imposed upon it with respect to the Collateral prior to the date on which penalties attach thereto, except to the extent such taxes, fees, assessments or governmental charges or levies are being contested in good faith by appropriate proceedings.

(l) Such Debtor shall maintain and preserve its legal existence, and shall maintain and preserve except where the failure to do so would not cause a Material Adverse Effect, its rights to transact business and all other rights, franchises and privileges necessary or desirable in the normal course of its business and operations and the ownership of the Collateral, except in connection with any transactions expressly permitted by the Note or any other Collateral Documents.

(m) Upon the request of Secured Party, such Debtor shall (i) promptly deliver to Secured Party, or an agent designated by it, appropriately endorsed or accompanied by appropriate instruments of transfer or assignment, all documents and instruments, all certificated securities with respect to any Pledged Collateral with a value in excess of $100,000 or in the aggregate $250,000, all letters of credit and all accounts and other rights to payment at any time evidenced by promissory notes, trade acceptances or other instruments, and (ii) provide such notice, obtain such acknowledgments and take all such other action, with respect to any chattel paper, documents and letter-of credit rights, as Secured Party shall reasonably specify.

(n) Upon the occurrence and during the continuation of an Event of Default, upon reasonable prior written request of Secured Party, such Debtor shall at any reasonable time and from time to time permit Secured Party or any of its agents or representatives to visit the premises of such Debtor and inspect the Collateral and to examine and make copies of and abstracts from the records and books of account of such Debtor solely in connection with the enforcement of its rights under this Agreement, and provided that such rights are not prohibited by any applicable confidentiality or non-disclosure obligations with respect to such Collateral.

(o) Such Debtor shall: (i) upon the occurrence and during the continuance of an Event of Default with such frequency as Secured Party may reasonably require, furnish to Secured Party such lists of customers and other information relating to the accounts and other rights to payment as Secured Party shall reasonably request; and (ii) upon the occurrence and during the continuance of an Event of Default, upon Secured Party’s request, notify the account debtors and other obligors on the accounts and other rights to payment or any designated portion thereof that payment shall be made directly to Secured Party or to such other Person or location as Secured Party shall specify.

(p) Upon the occurrence and during the continuance of an Event of Default, such Debtor shall, at such times as Secured Party shall reasonably request, prepare and deliver to Secured Party a report of all Inventory, in form and substance satisfactory to Secured Party.

(q) Such Debtor shall (i) notify Secured Party of any material claim made or asserted against the Collateral by any Person and of any material change in the composition of the Collateral or other event, in each case, that will reasonably likely result in a Material Adverse Effect; (ii) furnish to Secured Party such statements and schedules further identifying and describing the Collateral and such other reports and other information in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail; and (iii) upon reasonable request of Secured Party, make such demands and requests for information and reports as such Debtor is entitled to make in respect of the Collateral.

(r) If and when such Debtor shall obtain rights to any material new patents, trademarks, service marks, trade names, copyrights or other Intellectual Property or Proceeds, or otherwise acquire or become entitled to the benefit of, or apply for registration of, any of the foregoing, such Debtor (i) shall promptly notify Secured Party thereof and (ii) hereby authorizes Secured Party to modify, amend, or supplement Schedule 2 and from time to time to include any of the foregoing and make all necessary or appropriate filings with respect thereto.

(s) Without limiting the generality of subsection (r), such Debtor shall not register with the U.S. Copyright Office any unregistered copyrights (whether in existence on the date hereof or thereafter acquired, arising, or developed) unless such Debtor provides Secured Party with written notice of its intent to register such copyrights not less than 10 days prior to the date of the proposed registration.

(t) At Secured Party’s request, such Debtor will use commercially reasonable efforts to obtain from each Person from whom such Debtor leases any premises, and from each other Person at whose premises any Collateral with a value in excess of $250,000 in the aggregate is at any time present (including any bailee, warehouseman or similar Person), any such collateral access, subordination, landlord waiver, bailment, consent and estoppel agreements as Secured Party may require, in form and substance reasonably satisfactory to Secured Party.

(u) Such Debtor shall give Secured Party immediate notice of the acquisition of any instruments or securities to the extent such Collateral has a value of at least $10,000 individually or $25,000 in the aggregate, or the establishment of any new deposit account or any new securities account with respect to any Pledged Collateral.

(v) Such Debtor shall immediately notify Secured Party if such Debtor holds or acquires (i) any material commercial tort claims subject to pending litigation, (ii) any chattel paper, including any interest in any electronic chattel paper, or (iii) any letter-of-credit rights, in each case, to the extent such Collateral has a value of at least $100,000 individually or $250,000 in the aggregate.

(w) Such Debtor shall comply with all of its material obligations under any Pledged Collateral Agreements to which it is a party and shall enforce all of its material rights thereunder.

(x) Such Debtor will take all actions necessary to cause each Pledged Collateral Agreement relating to Collateral consisting of any and all limited, limited liability and general partnership interests and limited liability company interests of any type or nature (“Partnership and LLC Collateral”) to provide specifically at all times that: (A) no Partnership and LLC Collateral shall be a security governed by Article 8 of the applicable Uniform Commercial Code; and (B) no consent of any member, manager, partner or other Person shall be a condition to the admission as a member or partner of any transferee that acquires ownership of the Partnership and LLC Collateral as a result of the exercise by Secured Party of any remedy hereunder or under applicable law. Additionally, such Debtor agrees that no Partnership and LLC Collateral (A) shall be dealt in or traded on any securities exchange or in any securities market, (B) shall constitute an investment company security, or (C) shall be held by such Debtor in a securities account.

(y) Such Debtor shall not vote to enable or take any other action to amend or terminate, or waive compliance with any of the material terms of, any Pledged Collateral Agreement, certificate or articles of incorporation, bylaws or other organizational documents, or otherwise cast any vote or grant or give any consent, waiver or ratification in respect of the Pledged Collateral, in any way that materially changes the rights of such Debtor with respect to any Pledged Collateral in a manner adverse to the Secured Party or that adversely affects the validity, perfection or priority of Secured Party’s security interest therein.

(z) Debtor shall not create any Subsidiary without the prior written consent of Secured Party, which consent shall not be unreasonably withheld provided that the Subsidiary executes customary guarantee agreements and such other documents as Secured Party reasonably requests to protect its security interest. In the event that such Debtor acquires rights in any Subsidiary after the date hereof, it shall deliver to Secured Party a completed supplement to Schedule 3, reflecting such new Subsidiary. Notwithstanding the foregoing, it is understood and agreed that the security interest of Secured Party shall attach to any such Subsidiary immediately upon such Debtor’s acquisition of rights therein and shall not be affected by the failure of such Debtor to deliver any such supplement to Schedule 3.

(aa) Without limiting the foregoing provisions of this Section 5, such Debtor shall send to Secured Party, within fifteen (15) calendar days following the beginning of each calendar quarter, an Update Certificate in the form substantially attached hereto as Exhibit A.

(bb) If at any time such Debtor or any Subsidiary shall become the owner of any real property, Debtor shall notify Secured Party and if requested by Secured Party shall (and shall cause any of its Subsidiaries to) promptly, and in any event within thirty 30 days following acquisition of such real property, execute and deliver to Secured Party a deed of trust or mortgage in respect of such property, in form and substance reasonably satisfactory to Secured Party, together with such title insurance polices, evidence of insurance, insurance certificates and endorsements, surveys, appraisals, consents, estoppels, subordination agreements and other documents and other instruments related thereto, as Secured Party shall reasonably request so that such real property becomes Collateral hereunder (subject to the rights of any existing liens thereon), in form and substance reasonably satisfactory to Secured Party.

(cc) Additionally, such Debtor and such Subsidiary shall execute and deliver to Secured Party such other items as reasonably requested by Secured Party in connection with the foregoing.

(dd) Notwithstanding the foregoing provisions, subsections (bb) thru (ee) of this Section shall not be deemed to be implied consent by Secured Party to any such organization, creation or acquisition of any additional Subsidiary otherwise prohibited by the terms and conditions of the Note or any other Collateral Document.

(ee) No Debtor shall maintain any deposit accounts, securities accounts or other accounts with any bank or financial institution which are not subject to a control agreement or other appropriate instrument in favor of Secured Party to perfect Secured Party’s Lien in such Collateral and each Debtor shall provide Secured Party at least 10 days’ prior written notice before establishing any other accounts.

(ff) For the purpose of preparing Secured Party’s financial statements in accordance with GAAP, such Debtor shall provide Secured Party with (i) copies of quarterly, or monthly if reasonably requested, unaudited financial statements of Debtor within twenty-five (25) days of the end of such month or quarter, as applicable, subject to audit adjustments in accordance with Debtor’s quarterly and annual review process, certified by a responsible financial officer of such Debtor as complete and accurate and fairly presenting such Debtor’s financial condition and results of such Debtor’s operations in all material respects, in each case subject to any such adjustments, and (ii) such other financial information as Secured Party may reasonably request for the foregoing purpose, including audited annual financial statements within ninety (90) days of the end of Debtor’s fiscal year.

6. Rights of Secured Party.

(a) At the request of Secured Party, upon the occurrence and during the continuance of any Event of Default, all remittances in respect of each Debtor’s accounts, payment intangibles, Proceeds and other rights to the Collateral received by any Debtor shall be held in trust for Secured Party and, in accordance with Secured Party’s instructions, remitted to Secured Party or deposited to an account of Secured Party in the form received (with any necessary endorsements or instruments of assignment or transfer).

(b) At the request of Secured Party, upon the occurrence and during the continuance of any Event of Default, Secured Party shall be entitled to receive all distributions and payments of any nature with respect to any Pledged Collateral or instrument Collateral, and all such distributions or payments received by each Debtor shall be held in trust for Secured Party and, in accordance with Secured Party’s instructions, remitted to Secured Party or deposited to an account designated by Secured Party in the form received (with any necessary endorsements or instruments of assignment or transfer). Further, upon the occurrence and during the continuance of any Event of Default any such distributions and payments with respect to any Pledged Collateral held in any securities account shall be held and retained in such securities account, in each case as part of the Collateral hereunder and Secured Party shall have the right, following prior written notice to each Debtor, to vote and to give consents, ratifications and waivers with respect to any Pledged Collateral and instruments, and to exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining thereto, as if Secured Party were the absolute owner thereof; provided that Secured Party shall have no duty to exercise any of the foregoing rights afforded to it and shall not be responsible to either Debtor or any other Person for any failure to do so or delay in doing so.

7. Authorization; Secured Party Appointed Attorney-in-Fact.

Secured Party shall have the right to, in the name of each Debtor, or in the name of Secured Party or otherwise, upon notice to but without the requirement of assent by each Debtor, and each Debtor hereby constitutes and appoints Secured Party (and any of Secured Party’s officers, employees or agents designated by Secured Party) as such Debtor’s true and lawful attorney-in-fact, with full power and authority to: (i) sign and file any of the financing statements and other documents and instruments which must be executed or filed to perfect or continue perfected, maintain the priority of or provide notice of Secured Party’s security interest in the Collateral (including any notices to or agreements with any securities intermediary); (ii) assert, adjust, sue for, compromise or release any claims under any policies of insurance; (iii) give notices of control, default or exclusivity (or similar notices) under any account control agreement or similar agreement with respect to exercising control over deposit accounts or securities accounts; and (iv) execute any and all such other documents and instruments, and do any and all acts and things for and on behalf of such Debtor, which Secured Party may deem reasonably necessary or advisable to maintain, protect, enforce, realize upon and preserve the Collateral and Secured Party’s security interest therein and to accomplish the purposes of this Agreement. Secured Party agrees that, except upon and during the continuance of an Event of Default, it shall not exercise the power of attorney, or any rights granted to Secured Party, pursuant to clauses (ii), (iii) and (iv). The foregoing power of attorney is coupled with an interest and irrevocable so long as the Obligations have not been paid and performed in full. Each Debtor hereby ratifies, to the extent permitted by law, all that Secured Party shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Section 7.

8. Events of Default. An Event of Default under the Note shall constitute an “Event of Default” hereunder.

9. Remedies.

(a) Upon the occurrence and during the continuance of any Event of Default, Secured Party may declare any of the Obligations to be immediately due and payable and shall have, in addition to all other rights and remedies granted to it in this Agreement, the Note or any other Collateral Document, all rights and remedies of a secured party under the UCC and other applicable laws. Without limiting the generality of the foregoing, in furtherance of the exercise of its rights and remedies upon the occurrence and during the continuation of an Event of Default (i) Secured Party may peaceably and without notice enter any premises of either Debtor, take possession of any of the Collateral, remove or dispose of all or part of the Collateral on any premises of such Debtor or elsewhere, or, in the case of equipment, render it nonfunctional, and otherwise collect, receive, appropriate and realize upon all or any part of the Collateral, and demand, give receipt for, settle, renew, extend, exchange, compromise, adjust, or sue for all or any part of the Collateral, as Secured Party may determine; (ii) Secured Party may require either Debtor to assemble all or any part of the Collateral and make it available to Secured Party at any reasonable place and reasonable time designated by Secured Party; (iii) Secured Party may secure the appointment of a receiver of the Collateral or any part thereof (to the extent and in the manner provided by applicable law); (iv) Secured Party may sell, resell, lease, use, assign, license, sublicense, transfer or otherwise dispose of any or all of the Collateral in its then condition or following any commercially reasonable preparation or processing (utilizing in connection therewith any of either Debtor’s assets, without charge or liability to Secured Party therefor) at public or private sale, by one or more contracts, in one or more parcels, at the same or different times, for cash or credit, or for future delivery without assumption of any credit risk, all as Secured Party reasonably deems advisable; provided, however, that each Debtor shall be credited with the net proceeds of sale only when such proceeds are finally collected by Secured Party. Each Debtor recognizes that Secured Party may be unable to make a public sale of any or all of the Pledged Collateral, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale, provided, that such sale was negotiated and entered into on an arms-length basis. Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase on an arms-length basis the whole or any part of the Collateral so sold, free of any right or equity of redemption, which right or equity of redemption each Debtor hereby releases, to the extent permitted by law. Secured Party shall give each Debtor such notice of any private or public sales as may be required by the UCC or other applicable law.

(b) For the sole purpose of enabling Secured Party to exercise its rights and remedies under this Section 9, upon the occurrence and solely during the continuation of an Event of Default, each Debtor hereby grants to Secured Party an irrevocable, non-exclusive and assignable license (exercisable without payment or royalty or other compensation to such Debtor) to use, license or sublicense any intellectual property Collateral.

(c) Secured Party shall not have any obligation to clean up or otherwise prepare the Collateral for sale. Secured Party has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them, and Secured Party may release, modify or waive any Collateral provided by any other Person to secure any of the Obligations, all without affecting Secured Party’s rights against either Debtor. Each Debtor waives any right it may have to require Secured Party to pursue any third Person for any of the Obligations. Secured Party may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. Secured Party may sell the Collateral without giving any warranties as to the Collateral. Secured Party may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Secured Party sells any of the Collateral upon credit, such Debtor whose Collateral has been sold will be credited only with payments actually made by the purchaser thereof, received by Secured Party and applied to the indebtedness of the purchaser of such Collateral. In the event the purchaser fails to pay for the Collateral, Secured Party may resell the Collateral and such Debtor shall be credited with the proceeds of the sale.

(d) The cash proceeds actually received from the sale or other disposition or collection of Collateral, and any other amounts received in respect of the Collateral the application of which is not otherwise provided for herein, shall be applied first, to the payment of the reasonable costs and expenses of Secured Party in exercising or enforcing its rights hereunder and in collecting or attempting to collect any of the Collateral, and to the payment of all other amounts payable to Secured Party pursuant to Section 13 hereof; and second, to the payment of the Obligations. Any surplus thereof which exists after payment and performance in full of the Obligations shall be promptly paid over to such Debtor whose Collateral has been sold or otherwise disposed of in accordance with the UCC or other applicable law. Each Debtor shall remain liable to Secured Party for any deficiency which exists after any sale or other disposition or collection of Collateral.

(e) Notwithstanding anything contained in this Section 9, including without limitation Section 9(b), Secured Party is not vested with any right or powers described herein with respect to any of the Intuitive IP Rights, including without limitation any confidential or proprietary information of Intuitive, it being the understanding and agreement of the Secured Party that it will not be entitled to exercise dominion and/or control over such Intuitive IP Rights, nor shall it have access to Intuitive’s confidential or proprietary information, but instead Secured Party shall only have the right to receive the payment intangibles, accounts and Proceeds of the Intuitive IP Rights or generated from the Intuitive Development and Supply Agreement.

10. Certain Waivers. Each Debtor waives, to the fullest extent permitted by law, (i) any right of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling of the Collateral or other collateral or security for the Obligations; (ii) any right to require Secured Party (A) to proceed against any Person, (B) to exhaust any other collateral or security for any of the Obligations, (C) to pursue any remedy in Secured Party’s power, or (D) to make or give any presentments, demands for performance, notices of nonperformance, protests, notices of protests or notices of dishonor in connection with any of the Collateral; and (iii) all claims, damages, and demands against Secured Party arising out of the repossession, retention, sale or application of the proceeds of any sale of the Collateral

11. Notices. All notices or other communications hereunder shall be in writing and delivered by hand or sent by a nationally recognized overnight courier service (with tracking capability) to the respective parties hereto at or to their respective addresses set forth below their names on the signature pages hereof, or at or to such other address, as shall be designated by any party in a written notice to the other parties hereto. All such notices and communications shall be effective when received. Electronic mail may be used only for routine communications, such as distribution of informational documents or documents for execution by the parties thereto, and may not be used for any other purpose.

12. No Waiver; Cumulative Remedies. No failure on the part of Secured Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to Secured Party.

13. Costs and Expenses; Indemnification.

(a) Each Debtor agrees to pay on demand:

(i) for the period beginning after the execution and effectiveness of this Agreement, the reasonable out-of-pocket costs and expenses of Secured Party, and the reasonable fees and disbursements of counsel to Secured Party, incurred with respect to any amendments, modifications or waivers of the terms of this Agreement, and the custody, protection or defense of any of the Collateral;

(ii) for the period beginning after the execution and effectiveness of this Agreement, all filing and similar costs, fees and expenses incurred or sustained by Secured Party in connection with this Agreement or any of the Collateral; and

(iii) for the period beginning after the execution and effectiveness of this Agreement, all costs and expenses of Secured Party, and the fees and disbursements of counsel, incurred with respect to the enforcement or attempted enforcement of, and preservation, protection or defense of any rights or interests under any of this Agreement or any Collateral Document, including in any out-of-court workout or restructuring or in any bankruptcy case, and the protection, sale or collection of, or other realization upon, any of the Collateral, including all expenses of taking, collecting, holding, sorting, handling, preparing for sale, selling, or the like, and other such expenses of sales and collections of any of the Collateral.

(b) Each Debtor hereby agrees to indemnify Secured Party, any affiliate thereof, and their respective directors, officers, employees, agents, counsel and other advisors (each an “Indemnified Person”) against, and hold each of them harmless from, any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including the reasonable fees and disbursements of counsel to an Indemnified Person, which may be imposed on or incurred by any Indemnified Person, or asserted against any Indemnified Person by any third party or by such Debtor as a result of the exercise of Secured Party’s remedies under Section 9 of this Agreement or any Collateral Document (the “Indemnified Liabilities”); provided that such Debtor shall not be liable to any Indemnified Person for any portion of such Indemnified Liabilities to the extent they are found by a final decision of a court of competent jurisdiction to have resulted from such Indemnified Person’s negligence or willful misconduct. If and to the extent that the foregoing indemnification is for any reason held unenforceable, each Debtor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(c) Any amounts payable to Secured Party under this Section 13 or otherwise under this Agreement if not paid upon demand shall bear interest from the date of such demand until paid in full, at the default rate of interest set forth in the Note.

14. Binding Effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by each Debtor, Secured Party and their respective successors and assigns and shall bind any Person who becomes bound as a debtor to this Agreement. Neither Debtors nor Secured Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of the other party hereto; provided, that, a party may assign all of its rights and obligations hereunder without any other party’s consent in connection with an acquisition of such assigning party (whether by merger, consolidation, other business combination, acquisition of all or substantially all of the assets of such assigning party, or otherwise). Any such purported assignment, transfer, hypothecation or other conveyance by either party without the prior express written consent of the other party shall be void.

15. Governing Law; Jurisdiction; Venue.

(a) Choice of Law. This Agreement shall be governed by, and interpreted in accordance with the laws of the State of Delaware, without regard to conflicts of laws, or applicable federal law as to a particular subject where federal law governs, such as for example, the Patent Act governing patents or the Copyright Act governing copyrights.

(b) Alternative Dispute Resolution. Notwithstanding subsections (c) below, in the event some provision of a Settlement Document expressly creates an alternative dispute resolution provision as to a particular type of dispute, then such disputes shall be resolved as so specified in the Agreement.

(c) Consent to Jurisdiction. Each Party hereby (i) consents and submits to the venue and co-exclusive jurisdiction of the courts of New Castle County in the State of Delaware and the Federal courts of the United States sitting in such part of the District of Delaware, (ii) agrees that all claims may be heard and determined in such courts, (iii) irrevocably waives (to the extent permitted by applicable law) any objection that it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum, and (iv) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law. Each of the parties hereby consents to service of process by any party in any suit, action or proceeding in accordance with such applicable law.

16. Entire Agreement; Amendment. This Agreement, the Note, the Collateral Documents and the Settlement Documents contain the entire agreement of the parties with respect to the subject matter hereof and shall not be amended except by the written agreement of the parties.

17. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement, or the validity or effectiveness of such provision in any other jurisdiction.

18. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

19. Termination. Upon payment and performance in full of all Obligations, the security interest created under this Agreement shall terminate and Secured Party shall promptly execute and deliver to each Debtor such documents and instruments reasonably requested by such Debtor as shall be necessary to evidence termination of all security interests given by such Debtor to Secured Party hereunder.

20. Joint and Several Liability. If either Debtor consists of more than one Person, the liability of each Person comprising such Debtor shall be joint and several, and each reference herein to “Debtor” shall mean and be a reference to each such Person comprising such Debtor. Each Debtor agrees that any and all of their obligations hereunder shall be the joint and several responsibility of each of them notwithstanding any absence herein of a reference such as “jointly and severally” with respect to any such obligation. The compromise of any claim with, or the release of, either Debtor shall not constitute a compromise with, or a release of, the other Debtor.

21. Conflicts. In the event of any conflict or inconsistency between this Agreement, any other Collateral Documents and the Note, the terms of this Agreement shall control.

22. Subordination Arrangement

(a) If there is a Subordinated Trigger Event, Secured Party shall execute a Responsive Subordination Agreement hereto, in favor of a Qualified Lender as to one and only one Qualified Loan outstanding at any time within ten (10) days following a written request being received by Secured Party, so long as there then exists no Event of Default.

(b) As used herein a “Qualified Lender” means Silicon Valley Bank, Comerica or another similar bank, depository institution or commercial lending business entity; provided however, that no Affiliate or competitor, or any other entity owned or controlled by, or joint venturing or allying itself with a competitor or Affiliate, of Debtor, whether directly or through a competing Affiliate, shall be eligible as a Qualified Lender.

(c) As used herein “Qualified Loan” means a working capital loan or venture debt facility not to exceed $5 million principal amount in the aggregate and that is effective no earlier than immediately following the Effective Date of that certain License Agreement, by and between Luna Innovations Incorporated together with Luna Technologies, Inc. and Hansen Medical, Inc., attached as Exhibit C-4 to the Amended Plan of Reorganization.

(i) As used herein “Responsive Subordination Agreement” means an agreement for the purpose of subordinating Secured Party’s rights under the Note and this Agreement, as required by Qualified Lender, in favor of a Qualified Lender as security for a Qualified Loan, provided that such agreement contains provisions substantially conforming to (I)

below, and further it being agreed and acknowledged that Debtor shall use its commercially reasonable efforts, and shall cooperate with Secured Party’s reasonable requests, to negotiate with the Qualified Lender that the Responsive Subordination Agreement contain the provisions in Sections (II) through (IV) below:

(I) in the event of an event of default under the Qualified Loan that is a payment default that has not been cured or waived by the Qualified Lender within the cure period provided under the Qualified Loan, Secured Party will have a right to purchase the Qualified Loan and related security and loan documentation from the Qualified Lender on reasonable terms and conditions for a purchase price equal to the amount of the outstanding principal amount, accrued interest, prepayment penalties, and other costs and expenses payable to Qualified Lender thereunder;

(II) upon and during the continuation of an Event of Default, (A) the Qualified Lender will not make any additional lending under the Qualified Loan or otherwise, (B) Secured Party may exercise its rights and remedies under this Security Agreement, the Collateral Documents and its rights in bankruptcy with respect to a material portion of the Collateral (including the Intellectual Property), and (C) there shall be an event of default under the Qualified Loan and a termination of the Qualified Lender’s lending obligation or commitment;

(III) to the extent that the Qualified Lender shall have a security interest in any Intellectual Property or Proceeds, such Qualified Lender shall make a commercially reasonable effort both (A) to marshal and to collect all of its rights to payment collateral (other than Intellectual Property Proceeds), and (B) to marshal and to sell all of its Collateral (other than Intellectual Property and Proceeds), prior to exercising any remedy as to its Intellectual Property and Proceeds collateral; and

(IV) to the extent that the Qualified Lender shall have a security interest in any Intellectual Property or Proceeds, such Qualified Lender shall only sell the same at a public sale at which Secured Party shall be duly noticed and have an opportunity to bid (and to credit bid after paying any balance owing on the Qualified Loan), unless the Qualified Lender conducts a private sale to Secured Party or to another buyer to whom Secured Party consents in its sole discretion to such sale.

For the avoidance doubt, the refusal of a Qualified Lender to include any of the foregoing provisions in (II) through (IV) shall not be a basis for Secured Party to refuse to execute a Responsive Subordination Agreement.

As used herein “Intellectual Property” and “Proceeds” shall have the meanings defined above in the definition of Collateral.

Each Debtor shall use its commercially reasonable best efforts to persuade any Qualified Lender not to require a security interest in Intellectual Property or Proceeds thereof. The Responsive Subordination Agreement shall only include Intellectual Property and Proceeds thereof, if and to the extent that no such Qualified Loans are reasonably available from any Qualified Lender without such additional Collateral.

(d) “Subordinated Trigger Events” means when any Debtor has made a written request for the execution of a Responsive Subordination Agreement by Secured Party and the following additional events or conditions have occurred:

(i) The Amended Plan of Reorganization has been duly confirmed and this Agreement and the Note are in full force and effect, including this Agreement and the Note pursuant to a Confirmation Order approved by Secured Party.

(ii) The Qualified Lender and each Debtor have tendered to Secured Party for its evaluation the loan and security documentation for the Qualified Loan.

[Remainder of page left intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first above written.

Luna Innovations Incorporated

By:	/s/ Kent A. Murphy
	Name:	Kent A. Murphy
	Title:	CEO

One Riverside Circle, Suite 400 Roanoke, VA 24016

Attn:
Fax:
Email:

Luna Technologies, Inc.

By:	/s/ Scott A. Graeff
	Name:	Scott A. Graeff
	Title:	President

One Riverside Circle, Suite 400 Roanoke, VA 24016

Attn:
Fax:
Email:

SIGNATURE PAGE 1 TO SECURITY AGREEMENT

Hansen Medical Inc.

By:	/s/ Fred Moll
	Name:	Fred Moll
	Title	CEO

800 East Middlefield Road Mountain View CA 94043

Attn:
Fax:
Email:

SIGNATURE PAGE 2 TO SECURITY AGREEMENT

SCHEDULE 1

to the Security Agreement

Jurisdiction of Organization and Organizational Identification Number of each Debtor:

Name	Jurisdiction	Fed. Employer ID No.
Luna Innovations Incorporated	Delaware	54-1560050
Luna Technologies, Inc.	Delaware	54-1930845
Luna Quest, Inc.	Delaware	20-264002
Luna Nanomaterials, Inc.	Virginia	54-1971913
Luna Analytics	Virginia	54-1959542

Chief Executive Office and Principal Place of Business of each Debtor:

Luna Innovations Incorporated, 1 Riverside Circle, Suite 400, Roanoke, VA

Other locations where each Debtor conducts business or Collateral is kept;

1 Riverside Circle, Suite 400, Roanoke, VA 24016

3157 State St, Blacksburg, VA 24060

706 Forest St, Suite A, Charlottesville, VA 22903

521 Bridge St, Danville, VA 24541

Any former names of any Debtor in the past five years:

N/A

SCHEDULE 2

to the Security Agreement

Patents and Patent Applications.

Luna Innovations Incorporated:

See Exhibit B

Luna Technologies, Inc.:

N/A

Copyrights (Registered and Unregistered) and Copyright Applications.

Luna Innovations Incorporated:

N/A

Luna Technologies, Inc.:

N/A

Trademarks, Service Marks and Trade Names and Trademark, Service Mark and Trade Name Applications.

Luna Innovations Incorporated:

U.S. Registered Trademarks of Debtor

See Exhibit C

Pending U.S. Trademark Applications of Debtor

N/A

Luna Technologies, Inc.:

N/A

SCHEDULE 3

to the Security Agreement

SUBSIDIARIES

1.	Interests in each limited liability company that is a Subsidiary of Debtor as follows:

N/A

2.	Interests in each general partnership, limited partnership, limited liability partnership or other partnership that is a Subsidiary of Debtor as follows:

N/A

3.	Capital stock of each corporate Subsidiary of Debtor, and the stock certificates with respect thereto, as follows:

Debtor Name	Subsidiary	Certificate No.	Certificate Date	No. and Class of Shares
Luna Innovations	Luna Quest	C-07	03/12/2003	1,440,000
Luna Innovations	Luna nanoMaterials	C-004	05/01/2005	337,500
Luna Innovations	Luna Analytics	002	03/1/2001	300,000
Luna Innovations	Luna Technologies	CS-001	9/25/2005	1,000

EXHIBIT A

to the Security Agreement

UPDATE CERTIFICATE

for the Reporting Period ended                     , 20

Date:

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Ladies and Gentlemen:

Reference is made to the Security Agreement referred to below (as amended from time to time, the “Security Agreement”), by and among each Debtor identified below and the Secured Party identified below Capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Security Agreement, as applicable.

This Update Certificate is provided pursuant to the Security Agreement without limiting each Debtor’s ongoing reporting obligations under the Security Agreement with respect to the matters covered by this Update Certificate.

The undersigned hereby certifies to Secured Party as to each Debtor and each of its Subsidiaries (the “Companies”) that, during the period referred to below to the date hereof (the “Reporting Period”), there has not been (i) any change in its corporate name, in its registration as an organization (or new registration) or in its jurisdiction of organization, (ii) any change in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any new such office or facility), (iii) any securities account, bank account or other deposit account opened by a Company or any change in the names or locations of any other persons in possession of Collateral, (iv) any new lease of real property entered into by a Company, (v) the creation or acquisition of any Subsidiary by a Company, (vi) any creation or acquisition by a Company of any new patent or trademark rights, or copyrights, owned or maintained by a Company, (vii) any acquisition of any right to payment or performance under a letter of credit, or (viii) any new claims of any Company against any third person for damages (whether or not suit has been filed), except as follows:

1. Names; Jurisdiction of Organization.

(a) During the Reporting Period, a Company changed its corporate name as follows:

(b) During the Reporting Period, a Company changed its jurisdiction of organization as follows:

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(c) During the Reporting Period, a Company changed its registration as an organization or obtained a new registration as follows:

2. Locations.

(a) During the Reporting Period, a Company changed the location of its chief executive office as follows:

(b) During the Reporting Period, a Company changed the location of its principal place of business as follows:

(c) During the Reporting Period, a Company changed the location of any office in which it maintains books and records relating to the Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility and any new co-location of Collateral or other third party site) as follows, and the value of the Collateral at any such new location is also identified:

3. New Names and Locations of Persons Possessing Collateral (including New Deposit Accounts). During the Reporting Period, the names and locations of any persons other than a Company that have possession of any Collateral of a Company changed as follows (include the location of any new bank accounts, securities custody accounts, or similar accounts opened by a Company during the Reporting Period):

4. Real Property Leases. During the Reporting Period, a Company entered into new real property leases as follows:

5. Subsidiaries. During the Reporting Period, a Company created or acquired the following direct or indirect Subsidiaries:

6. Intellectual Property. During the Reporting Period, a Company created or acquired, or otherwise become entitled to the benefit of, intellectual property consisting of any patents, trademarks, or copyrights (or any renewals, extensions or applications with regard to the foregoing), as follows:

7. Letter-of-Credit Rights. During the Reporting Period, a Company acquired right to payment or performance under a letter of credit as follows:

8. Commercial Tort Claims. During the Reporting Period, new claims of a Company against any third person for damages (whether or not suit has been filed) arose as follows:

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IN WITNESS WHEREOF, the undersigned has executed this Update Certificate on behalf of the Companies.

Luna Innovations Incorporated

By:
Name:
Title:

Luna Technologies, Inc.

By:
Name:
Title:

Re: Security Agreement dated as of January 12, 2010, made by and among Luna Innovations Incorporated, a Delaware corporation (“LII”), Luna Technologies, Inc., a Delaware corporation (“LTI” and together with LII, each a “Debtor”, and collectively, the “Debtors”) and Hansen Medical, Inc., a Delaware corporation (“Secured Party”).

Start date of Reporting Period:             , 20

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